Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-37635


                         PRICING SUPPLEMENT NO. 37 DATED
                         JANUARY 26, 1999 TO PROSPECTUS
                       DATED JULY 31, 1998 AND PROSPECTUS
                         SUPPLEMENT DATED JULY 31, 1998

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated July 31, 1998, as amended and supplemented by the Prospectus Supplement dated July 31, 1998 (the "Prospectus").

Aggregate Principal Amount:   $15,000,000

Original Issue Date
 (Settlement Date):           January 29, 1999

Stated Maturity Date:         July 28, 2000

Base Rate:                    LIBOR

Index Currency:               U.S. Dollars

Designated LIBOR Page:        LIBOR Telerate Page 3750

Spread:                       12.5 basis points

Initial Interest Rate:        Base Rate plus Spread, as determined on January
                              27, 1999

Index Maturity:               Three months

Interest Payment Dates:       Commencing April 28th, 1999 and thereafter on
                              the 28th calendar day of each January, April, July & October up to and including the Maturity
                              Date

Interest Reset Period:        Quarterly

Calculation Agent:            Bankers Trust Company

Interest Reset Dates:         The 28th calendar day of each January, April,
                              July & October

Interest Determination Dates: The second London Business Day preceeding each
                              Interest Reset Date

Type of Notes Issued:         [X] Senior Notes         [ ] Fixed Rate Notes
                              [ ] Subordinated Notes   [X] Floating Rate Notes

Optional Redemption:          [ ] Yes
                              [X] No

Form of Notes Issued:         [X] Book-Entry Notes
                              [ ] Certificated Notes

CUSIP Number:                 09700WBX0


                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $15,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), for resale to investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Merrill Lynch. Net proceeds payable by Merrill Lynch to Boeing Capital Corporation (the "Company") will be 99.80% of the aggregate principal amount of the Notes or $14,970,000 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Merrill Lynch may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .200% or $30,000.


                               RECENT DEVELOPMENTS

         On December 3, 1998, Standard & Poor's Corp. ("S & P") announced that in conjunction with a downgrading of Boeing's credit ratings it simultaneously lowered its ratings on the Company's senior unsecured debt, subordinated debt and commercial paper from AA-, A+ and A-1+ to A+, A and A-1, respectively. S & P reiterated that the Company's rating outlook remains "developing," due to the continuing uncertainty regarding Boeing's plans for the Company as described more fully in the discussion of S & P's prior downgrade of the Company set forth in Item 5 of the Company's Report on Form 10-Q for the period ended September 30, 1998.